Strategic Investment

CGSH comments – 4/7/2025

Exhibit 11.1

The following is an English Translation of
LG Display’s (the “company”) Guidelines for Prevention of Insider Trading

There has always been an inherent information asymmetry between company insiders and investors, as insiders inevitably gain access to the company’s material information before it becomes available to the investors.

To address such asymmetry, the Financial Investment Services and Capital Markets Act (the “Capital Markets Act”) prevents the exclusive use of internal information by company insiders who have easy access to it and regulates the use of material non-public information (“MNPI”) to maintain investor confidence in the capital markets.

As a legal entity listed on the securities market, the company is subject to insider trading regulations. Accordingly, the company urges all executives and employees to thoroughly understand the key provisions of applicable laws and regulations and exercise caution to avoid violating them.

1.
Under no circumstances should MNPI known only to company insiders be used for personal gain, disclosed externally, or leaked.

2.
During the course of work involving MNPI, a Cautionary Notice should be included in all relevant documents and emails.

3.
Executives and employees of key departments must immediately notify the designated corporate disclosure officer when trading in the company’s stock and must disgorge any short-swing profits earned from selling it within six months of purchase or repurchasing it within six months of sale.

4.
During the months when the company’s business performance is disclosed, any communications with the media or external organizations is strictly prohibited.

Strategic Investment

CGSH comments – 4/7/2025

1.
Under no circumstances should MNPI known only to company insiders be used for personal gain, disclosed externally, or leaked.

If an insider trades company stock based on non-public information obtained during the course of their work, such as details regarding the company’s financial structure, business operations, production, investment plans, or other business activities, or provides such information to a third party, it constitutes a violation of the Capital Markets Act. Such a violation may result in the insider being subject to maximum sanctions, including life imprisonment, a criminal fine of up to six times the profit gained or loss avoided, and an administrative penalty of up to twice such profit or loss. The insider is also liable to compensate for any resulting damages incurred by those who traded such stocks.

Non-Public Information

▪
Non-public information refers to information that has not yet been disclosed in accordance with the methods prescribed by the Enforcement Decree of the Capital Markets Act, such as reporting to the Financial Services Commission or the Korea Exchange, publication in newspapers, broadcasting, or disclosure through the Financial Supervisory Service’s Data Analysis, Retrieval and Transfer System (the “DART”).
▪
It is important to note that, under the Capital Markets Act, information is considered “disclosed” only after a certain public awareness period has elapsed. The key public awareness periods are as follows:

Disclosure Method	Public Awareness Period
Financial Supervisory Service’s DART	3 hours from the time of disclosure
At least two daily or economic newspapers with nationwide coverage	6 hours from 12:00 a.m. on the day after publication (for online newspapers: 6 hours from the time of publication)
Terrestrial broadcasting with nationwide coverage	6 hours from the time of broadcast
▪
Any non-public information not disclosed through the foregoing methods continue to be regarded as non-public, even if most investors become aware of it through the Internet or other channels.
▪
Any non-public information disclosed through speculative reporting by newspapers or other channels unaffiliated with the legal entity will not be deemed disclosed. In other words, unless the company itself discloses the information through the foregoing methods, it will continue to be regarded as non-public.

As outlined below, the scope of MNPI under the Capital Markets Act is extensive. Accordingly, executives and employees should treat any non-public information obtained in the course of their work as MNPI by default.

If the company’s information needs to be provided to a third party, prior consultation with the Investor Relations (“IR”) department or other relevant departments is required.

Strategic Investment

CGSH comments – 4/7/2025

Material Information

▪
Material information refers to any information that may have a significant impact on an investor’s investment decisions, even if it is not objectively clear or certain, as long as a reasonable investor would consider it to have substantial value in making a decision to trade stocks.
▪
Information about affiliated companies may also constitute material information if obtained in connection with one’s work.
▪
The use of material information includes not only the use of favorable information to purchase stocks and realize profits before disclosure, but also the use of unfavorable information to sell stocks and avoid losses before disclosure.

✓ It should be noted that even the provision of general information, which does not include specific figures, may be regulated as the use of MNPI.

Insider

Type	Subject
Company Insiders	 The company, executives and employees of the company and its affiliated companies, and its major shareholders.
Quasi-Insiders

Individuals with the authority to license, approve, guide, supervise, or exercise other regulatory controls over the company.

Individuals who have entered into or negotiated contracts with the company

.


Individuals acting on behalf of major shareholders or recognized insiders (including executives, employees and agents in the case of legal entities), as well as staff and other personnel.

First Tippees	 Individuals who have directly received information from a company insider or a person recognized as an insider.

➣
It should also be noted that even if an individual is no longer considered an insider, the individual will still be deemed an insider if less than one year has passed since the individual ceased to hold that status.

Sanctions for Violations

▪
Imprisonment of at least one year, or a criminal fine ranging from four to six times the amount of illegally earned profits.
▪
An aggravated punishment (including imprisonment of at least three years) applies if the illegally earned profits amount to KRW 500 million or more.
▪
An administrative penalty of up to twice the amount of illegally earned profits.
▪
Application of Joint Penalty Provision

Strategic Investment

CGSH comments – 4/7/2025

If a legal entity’s representative, agent, staff, or other personnel uses non-public information in connection with the legal entity’s business, not only will the individual offender be punished, but the legal entity will also be subject to a criminal fine.

Furthermore, utmost caution is required, as not only would the primary tippee who uses the information for trading or other transactions be sanctioned, but if the primary tippee makes a secondary disclosure and the secondary tippee uses the information, the secondary tippee would also be separately sanctioned for market disruption.

Market Disruption

▪
Regardless of whether it is generated outside or inside the company, information that qualifies as MNPI will be subject to regulation.
▪
The secondary, tertiary, and other downstream tippees who are not penalized for using MNPI may still be penalized for market disruption if using regulated information, whether internal or external.
▪
An administrative penalty will be imposed for the use of non-public policy information concerning the company (e.g., interest rate policies, foreign exchange policies, and trade balance conditions) or market information (e.g., institutional investor orders and media reports).

2.
During the course of work involving MNPI, a Cautionary Notice should be included in all relevant documents and emails.

The company enforces a policy requiring a cautionary notice (a “Cautionary Notice”) to be provided during the course of work. This notice must include a request to maintain information security and a statement regarding sanctions for legal violations, and must be included in documents, emails, and other materials containing MNPI. By implementing this policy, the company seeks to clearly communicate the information provider’s intent to prohibit the use of MNPI during the information-sharing process and to reinforce the vigilance of information recipients.

Specifically, ➊ all executives and employees must include a Cautionary Notice in any document they draft or any emails they send that contain MNPI, and ➋ departments that are more likely to handle MNPI (e.g., Finance, Accounting, Business Management & Planning, Strategy, M&A, and R&D) must include the Cautionary Notice as a mandatory requirement at all times.

The text of a Cautionary Notice is as follows:

[This document(e-mail) may contain trade secrets of LG Display and its affiliates, as well as material non-public information that could significantly impact investment decisions. Trading of securities based on information contained herein (or allowing a third party to use such information) could be in violation of insider trading regulations. Disclosure of material non-public information is strictly prohibited except as required in the performance of corporate duties, and you are requested to keep confidentiality of information contained herein.]

Strategic Investment

CGSH comments – 4/7/2025

3.
Executives and employees of key departments must immediately notify the designated corporate disclosure officer when trading in the company’s stock and must disgorge any short-swing profits earned from selling it within six months of purchase or repurchasing it within six months of sale.

The “Short-Swing Profit Disgorgement System” is a system that mandates insiders of a publicly listed company to return any profits earned from trading the company stocks within six months, regardless of whether insider information was used.

✓
Individuals subject to disgorgement (see the table below) must immediately notify the disclosure officer after trading the company stocks, if applicable.
✓
The chief disclosure officer must demand that individuals subject to disgorgement return any profits obtained.
✓
In cases where trading in the company’s stock is unavoidable, it must not be sold within six months of purchase or repurchased within six months of sale.
✓
If the Securities and Futures Commission notifies the company of a violation of the short-swing profits disgorgement system by an executive or employee, the company is obligated to disclose the details of the violation on its website.

Persons Subject to Disgorgement

Executives	▪ Includes registered and unregistered executives.
Key Employees
▪
Employees engaged in the preparation, revision, implementation, or disclosure of matters required to be submitted through Major Disclosure Reports.
▪
Employees engaged in finance, accounting, disclosure, planning, or R&D.

Major Shareholders	▪ Shareholders who own at least 10% of the company stocks. ▪ Shareholders who exert de facto influence over significant corporate matters, including the appointment and dismissal of executives.

✓
The scope of disgorgement does not extend to all employees, and this limitation is based on the consideration that it would be unreasonable to require employees with no likelihood of access to company information to return short-swing profits. Nevertheless, as a significant number of executives and employees are likely to fall within the scope of persons subject to disgorgement, they should exercise caution.

Strategic Investment

CGSH comments – 4/7/2025

Scope of Short-Swing Profits Disgorgement

▪
The scope of profit disgorgement applies regardless of (1) whether non-public insider information was used, (2) whether stock trading occurred on-exchange or off-exchange, and (3) to whose name the trading funds or profits/losses are attributed.
▪
When determining the profits subject to disgorgement, only gains are taken into account, while losses are disregarded. This means that even if the transaction results in an actual loss, the loss will not be deducted from the profits subject to disgorgement.
▪
Even if the company stock was purchased while employed and later sold after resignation, the profits must still be disgorged if the sale occurred within six months of the purchase.

4.
During the months when the company’s business performance is disclosed, any communications with the media or external organizations is strictly prohibited.

The company designates the following restriction period for each quarter, beginning on the first day of January, April, July, and October: the Quiet Period, which lasts until the earnings release and during which executives and employees are strictly prohibited from communicating with the media, analysts, investors, or other external parties.

The company designates a Quiet Period each quarter, beginning on the first day of January, April, July, and October, and lasting until the corresponding quarterly earnings release. During this time, executives and employees are strictly prohibited from communicating with the media, analysts, investors, or other external parties.

Quiet Period

▪
During the Quiet Period, all executives and employees are strictly prohibited from communicating with the media, analysts, investors, or other external parties, as well as from making any statements.

※ Even outside the Quiet Period, any communications with the media, analysts, or investors must be coordinated in advance with the responsible departments, such as Public
Relations or IR.